Exhibit 2.1

AMENDMENT NO 1. TO

CONTRIBUTION AGREEMENT

THIS AMENDMENT NO. 1 TO CONTRIBUTION AGREEMENT (this “Amendment”), dated as of August 14, 2018, is by and among Arkoma Drilling, L.P., Williston Drilling, L.P. and Comstock Resources, Inc.

WHEREAS, the Parties entered into that certain Contribution Agreement, dated as of May 9, 2018 (the “Contribution Agreement”); and

WHEREAS, the Parties now desire to amend the Contribution Agreement in accordance with the provisions of Section 12.7 of the Contribution Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the premises, representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

AGREEMENT

1.1 Definitions. All terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Contribution Agreement.

1.2 Amendment of Schedule 2.1(a)(vi). Schedule 2.1(a)(vi) to the Contribution Agreement is hereby deleted in its entirety and replaced by Schedule 2.1(a)(vi) attached hereto.

1.3 Amendment of Schedule 2.1(o). Schedule 2.1(o) to the Contribution Agreement is hereby deleted in its entirety and replaced by Schedule 2.1(o) attached hereto.

1.4 Amendment of Schedule 10.6. Schedule 10.6 to the Contribution Agreement is hereby deleted in its entirety and replaced by Schedule 10.6 attached hereto.

1.5 Amendment of Section 10.17. Section 10.17 of the Contribution is hereby deleted in its entirety and replaced with the following:

“10.17 Board Designation.

(a) Prior to the Closing Date, Comstock shall take all necessary corporate action so that upon the Closing the size of the Comstock Board is set at nine (9) members, of which five (5) individuals are designated by the Contributors (the “Contributor Directors”) and are appointed to the Comstock Board. Comstock, through the Comstock Board and subject to the Comstock Board’s fiduciary duties to the corporation and the Comstock stockholders, shall take all necessary action to nominate and recommend five (5) Contributor Directors for election to the Comstock Board in the proxy statements relating to the annual meetings of the Comstock Stockholders following the Closing. If the Contributors’ (together with any Affiliates of the Contributors) aggregate interest in Comstock falls below

50% of the issued and outstanding Comstock Common Stock (calculated on a Fully Diluted Basis), Comstock and the Comstock Board shall only be required to nominate and recommend four (4) Contributor Directors pursuant to this Section 10.17. If the Contributors’ (together with any Affiliates of the Contributors) aggregate interest in Comstock falls below 35% of the issued and outstanding Comstock Common Stock (calculated on a Fully Diluted Basis), Comstock and the Comstock Board shall only be required to nominate and recommend two (2) Contributor Directors pursuant to this Section 10.17. If the Contributors’ (together with any Affiliates of the Contributors) aggregate interest in Comstock falls below 15% of the issued and outstanding Comstock Common Stock (calculated on a Fully Diluted Basis) (the date of such occurrence being the “Threshold Ownership Date”), Comstock and the Comstock Board shall have no obligation to nominate and recommend any Contributor Directors.

(b) If and at such time that the Contributors notify the Comstock Board of their desire to reduce the size of the Comstock Board, Comstock shall take all necessary corporate action so that the size of the Comstock Board is set at five (5) members, of which three (3) individuals are Contributor Directors and are appointed to the Comstock Board. Comstock, through the Comstock Board and subject to the Comstock Board’s fiduciary duties to the corporation and the Comstock stockholders, shall take all necessary action to nominate and recommend three (3) Contributor Directors for election to the Comstock Board in the proxy statements relating to the annual meetings of the Comstock Stockholders following the Closing. If the Contributors’ (together with any Affiliates of the Contributors) aggregate interest in Comstock falls below 50% of the issued and outstanding Comstock Common Stock (calculated on a Fully Diluted Basis), Comstock and the Comstock Board shall only be required to nominate and recommend two (2) Contributor Directors pursuant to this Section 10.17. If the Contributors’ (together with any Affiliates of the Contributors) aggregate interest in Comstock falls below 35% of the issued and outstanding Comstock Common Stock (calculated on a Fully Diluted Basis), Comstock and the Comstock Board shall only be required to nominate and recommend one (1) Contributor Directors pursuant to this Section 10.17. On and after the Threshold Ownership Date, Comstock and the Comstock Board shall have no obligation to nominate and recommend any Contributor Directors.

(c) The Contributors shall provide Comstock notice of the names of the initial Contributor Directors prior to the Closing Date or any applicable time thereafter. Comstock shall amend its bylaws to provide that, effective as of the Closing, the Contributors may remove any Contributor Director at any time, with or without cause. At any time that Comstock and the Comstock Board have an obligation to recommend any Contributor Directors pursuant to this Section 10.17, (i) Comstock shall not increase the size of the Comstock Board or amend the bylaw provision referenced in the immediately preceding sentence without the prior consent of the Contributors and (ii) the Comstock Board shall appoint at least one Contributor Director selected by the Contributors to the nominating and compensation committees of the Comstock Board. In the event there is a vacancy in the Comstock Board resulting from the departure of a Contributor Director, Comstock, through the Comstock Board and subject to the Comstock Board’s fiduciary duties to the corporation and the Comstock stockholders, shall appoint an individual designated by the Contributors to fill such vacancy, and such individual shall be a Contributor Director hereunder.”

1.6 Effect of Amendment. Except as expressly modified by this Amendment, all provisions of the Contribution Agreement remain unchanged and in full force and effect.

1.7 Counterparts. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The delivery of signed counterparts by facsimile or email transmission which includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

CONTRIBUTORS:

ARKOMA DRILLING, L.P.

By:	/s/ Thomas L. Walker
Name:	Thomas L. Walker
Title:	Assistant Treasurer

WILLISTON DRILLING, L.P.

By:	/s/ Thomas L. Walker
Name:	Thomas L. Walker
Title:	Assistant Treasurer

COMSTOCK:

COMSTOCK RESOURCES, INC.

By:	/s/ Roland O. Burns
Name:	Roland O. Burns
Title:	President and Chief Financial Officer